Exhibit 10.9

Certain confidential information contained in this document, marked by brackets and asterisk ([***]), has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because the Company customarily and actually treats such information as private or confidential and the omitted information is not material.

CONTRACT OF SALE

Lakes at Black Oak, Sec. 2 Montgomery County, Texas

THIS CONTRACT OF SALE (this “Contract”) is made and entered into by and between 150 CCM BLACK OAK, LTD., a Texas limited partnership (“Seller”), and DAVIDSON HOMES, LLC, an Alabama limited liability company (“Purchaser”), effective as of the Effective Date (hereinafter defined). Seller and Purchaser may each be referred to herein individually as a “Party” and collectively as the “Parties.”

1. SALE AND PURCHASE OF PROPERTY.

1.01 AGREEMENT OF SALE AND PURCHASE.

For and in consideration of the sum of $10.00 and of the premises, undertakings, and mutual covenants of the Parties set forth herein, Seller hereby agrees to sell and convey unto Purchaser, and Purchaser hereby agrees to purchase and take from Seller, all of the approximately 189 single-family residential lots (each, a “Lot” and collectively, the “Lots”) having an approximate width of forty feet (40’) being developed by Seller within Black Oak, Section 2, a subdivision containing approximately 50.561 acres of land (the “Subdivision”) in Magnolia (the “City”), Montgomery County (the “County”), Texas, according to the preliminary plat of the Subdivision attached hereto as Exhibit A, such Lots to be conveyed together with all and singular the rights, privileges, hereditaments and appurtenances pertaining to such real property, including, but not limited to, all right, title, and interest of Seller in and to any strips and gores, if any, between the Lots and any abutting properties (all of such real property, rights and appurtenances being hereinafter referred to collectively as the “Property”). The Property does not include and Seller retains the right to receive reimbursement of the costs of infrastructure improvements serving the Lots constructed or paid for by Seller from the District (hereinafter defined) or any other governmental entity or from a private utility company.

1.02 PURCHASE PRICE. The base purchase price for the Lots is [***] per Lot (the “Purchase Price”). In addition to the Purchase Price, a premium in the amount of [***] shall be payable to Seller for each of the twenty (20) Lots located on a cul-de-sac or adjacent to a landscaping or open space reserve. At the Closing of the sale and purchase of Lots, Purchaser will pay to Seller the Purchase Price of the Lots being purchased at such Closing, plus premium, if applicable. In addition to the Purchase Price, Purchaser shall pay a community enhancement fee to Seller in the amount of [***] for each Lot purchased at each Closing.

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1.03 EARNEST MONEY AND OPTION PRICE.

(a) In consideration for the right to purchase the Lots granted herein by Seller to Purchaser, Purchaser will, within 5 days after the Effective Date, deposit with First American Title Company, 23924 Dorrington Estates Lane, Conroe, Texas 77385, Attn: Gena Lopez or Stephanie Hilliard (the “Title Company”) the sum of [***] as earnest money (the “Initial Earnest Money”) and unless this Contract is sooner terminated, within five (5) days after the expiration of the Feasibility Period (hereinafter defined), Purchaser will deposit with the Title Company the additional sum of [***] (the “Additional Earnest Money” and collectively with the Initial Earnest Money, the “Earnest Money”) in the form of cash or other immediately available funds. The Earnest Money is [***] of the Purchase Price of the Lots. At each Closing hereunder, a prorata portion of the Earnest Money ([***]) will be credited against the Purchase Price of the Lots being purchased at such Closing. If this Contract is terminated prior to the Closing of all of the Lots, the Earnest Money then on deposit will be delivered to Seller or returned to Purchaser, as elsewhere provided herein.

(b) If Purchaser fails to deposit any portion of the Earnest Money as required herein, then Seller may terminate this Contract by written notice to Purchaser at any time prior to the deposit of the Earnest Money. If this Contract is so terminated, this Contract will be deemed to have terminated as of the date that the Earnest Money was originally to have been deposited by Purchaser, and there will be no remedy hereunder to either Seller or Purchaser other than the termination of this Contract.

2. TITLE REVIEW.

2.01 EXISTING SURVEY. Within 5 days after the Effective Date, Seller will deliver to Purchaser and the Title Company a copy of the most recent survey of the Subdivision or a larger tract that includes the Subdivision in Seller’s possession or available to Seller (the “Existing Survey”).

2.02 TITLE COMMITMENT. Within ten (10) days after the Effective Date, and at least 5 days prior to each Closing, Seller will cause the Title Company to furnish to Purchaser and Seller a title commitment (the “Title Commitment”) covering the Lots or the Lots to be purchased at a Closing, as applicable, in an amount equal to the Purchase Price of such Lots, issued by the Title Company together with copies of all instruments reflected as exceptions therein. Purchaser will have ten days (the “Title Review Period”) after receipt of the last of the Title Commitment, the exception documents, and the Existing Survey in which to examine same and notify Seller in writing of Purchaser’s objection to same. Upon the expiration of the Title Review Period, Purchaser will be deemed to have accepted all exceptions to title to the Lots as shown on Schedule B of the Title Commitment, except for matters for which notification permitted herein has been given by Purchaser. In the event of notification to Seller of objections by Purchaser, Seller may undertake to eliminate or modify such objectionable items to the reasonable satisfaction of Purchaser within 5 days after receipt of such notice of objections (the “Cure Period”). In the event Seller has not cured, or chooses not to cure, objections of Purchaser within the Cure Period, Purchaser may, at its option, terminate this Contract by written notice to Seller at any time on or before the expiration of the Feasibility Period. If this Contract is terminated, the Earnest Money will be returned to Purchaser, and neither party will thereafter have any further duties, rights or obligations hereunder except as otherwise stated herein. Purchaser’s failure to terminate this Contract during the period specified shall be deemed to be a waiver of its objections and approval of any uncured title matters. Any exceptions accepted or deemed to be approved by Purchaser or not timely objected to as aforesaid will be hereafter collectively referred to as “Permitted Exceptions”; provided, however, that (i) Purchaser will not be required to object to any matter shown on Schedule C of the Title Commitment, and Seller will satisfy all Schedule C matters except those relating to the status or authority of Purchaser and (ii) Purchaser will not be required to object to the general exceptions on the Title Commitment regarding (1) matters that would be reflected by a current survey and (2) leases, grants, exceptions or reservations of mineral interests that are not specifically listed on Schedule B, and such general exceptions will not be deemed to be Permitted Exceptions. Possession will be delivered at the Closing of the applicable Lots free and clear of all matters except the Permitted Exceptions, title matters created by the recording of the plat of the Subdivision, and the Deed Restrictions (as hereinafter defined) which shall also be Permitted Exceptions.

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3. PROVISIONS WITH RESPECT TO CLOSINGS.

3.01 CLOSINGS.

(a) The Lots will be purchased in multiple closings (each, a “Closing”). The initial Closing (the “Initial Closing”) of the purchase and sale of the Initial Lots (hereinafter defined) will take place on the later of (i) 15 days after the expiration of the Feasibility Period or (ii) 15 days after the date of Substantial Completion (hereinafter defined) of the Lots. Each Closing of Lots will take place in the offices of the Title Company.

(b) Purchaser will purchase from Seller at the Initial Closing 94 Lots (collectively, the “Initial Lots”). Purchaser will purchase from Seller all remaining Lots on or before December 29, 2023. The Lots purchased at the Initial Closing may be selected by Purchaser, subject to Seller’s approval which shall not be unreasonably withheld.

3.02 SELLER’S OBLIGATIONS AT EACH CLOSING. At each Closing, Seller will:

(a) Execute and deliver to Purchaser a special warranty deed in the form attached hereto as Exhibit B and incorporated herein (the “Deed”), duly executed and acknowledged, conveying to Purchaser good and indefeasible fee simple title to all of the Lots purchased at such Closing, free and clear of all liens, claims, and encumbrances except the Permitted Exceptions in accordance with Section 2.02;

(b) Deliver tax certificates evidencing that all ad valorem or other taxes for the applicable Lots have been paid for the years prior to the year of the Closing, and pay or escrow with the Title Company Seller’s prorated share of all taxes for such Lots for the current year up to the date of Closing;

(c) Deliver possession of the Lots purchased at the applicable Closing to Purchaser;

(d) Pay Seller’s closing costs as hereinafter specified;

(e) Cause to be secured from Seller’s lender, or other holder of any note or lien on said Lots, a properly-executed and recordable release or partial release of lien for execution and delivery simultaneously with the Deed for such Lots to Purchaser, or as soon thereafter as is reasonably possible;

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(f) At Purchaser’s option and provided that Purchaser pays the title premiums, cause the Title Company to issue an owner’s policy of title insurance (the “Title Policy”) in the amount of the Purchase Price for the Lots purchased at the Closing, insuring fee simple, good and indefeasible title to such Lots and right of access thereto in Purchaser, containing no exceptions other than the Permitted Exceptions, and without exception for rights of parties in possession, visible and apparent easements and portions of the Property lying within public or private roads; and

(g) Execute and deliver such other instruments and affidavits as Purchaser and the Title Company may reasonably require; and

3.03 PURCHASER’S OBLIGATIONS AT EACH CLOSING. At each Closing, Purchaser will:

(a) Pay to Seller the Purchase Price in cash for the Lots purchased at the Closing, plus premium if applicable, with a prorata portion of the Earnest Money being applied thereto as provided herein; and

(b) Execute and deliver such other instruments and affidavits as Seller and the Title Company may reasonably require.

3.04 CLOSING COSTS.

(a) Seller will pay the following costs and expenses in connection with each Closing:

(i) Seller’s portion of the prorated taxes and assessments (as provided below);

(ii) Seller’s own attorney’s fees;

(iii) The cost of tax certificates mentioned above and the cost of certificates, if any, from the HOA (hereinafter defined) regarding assessments for the Lots;

(iv) One-half of the cost of any Title Company escrow fee; and

(v) Such other incidental costs and fees customarily paid by sellers in land transactions of this nature in the county in which the Property is situated.

(b) Purchaser will pay the following costs and expenses in connection with each Closing:

(i) Purchaser’s portion of the prorated taxes and assessments (as provided below);

(ii) Purchaser’s own attorney’s fees;

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(iii) The cost of recording the Deed;

(iv) One-half of the cost of any Title Company escrow fee;

(v) The premiums for the Title Policy; and

(vi) Such other incidental costs and fees customarily paid by purchasers in land transactions of this nature in the county in which the Property is situated.

3.05 PRORATION OF TAXES AND ASSESSMENTS.

(a) Current ad valorem taxes and Assessments under the Deed Restrictions, will be prorated on each Lot as of the date of the applicable Closing. Seller will pay any rollback taxes attributable to the Lots having been assessed at special use valuations or under any agricultural or open-space exemption. If the Subdivision or the Lots to be closed at a particular Closing are taxed as a part of a larger parcel, Seller will, at such Closing, deposit in escrow with the Title Company sufficient funds to pay all of the taxes for the current period and any prior periods on the larger tax parcel.

(b) If, for any reason, Seller is unable to cause the rollback taxes to be assessed and paid prior to the Initial Closing, Seller will escrow with the Title Company at the Initial Closing the amount of the rollback taxes (including any penalties and interest), as estimated by the Title Company. In such event, such amount will be escrowed by Seller with the Title Company pursuant to an escrow agreement which will obligate Seller to cause such rollback taxes to be assessed as soon thereafter as reasonably possible, and will obligate the Title Company to disburse the escrowed funds to pay rollback taxes when determined, will require Seller to pay any deficiency and will provide that any surplus will be refunded to Seller.

(c) If the actual amount of ad valorem taxes for the applicable Lots is not known as of the applicable Closing, such ad valorem taxes will be estimated and prorated at such Closing on the basis of the most recent tax rates and assessed valuations. At any time after such Closing, upon determination of the actual ad valorem taxes for the applicable Lots as documented by bills from the applicable tax authorities, if such actual ad valorem taxes are different from the estimated amount used for proration at such Closing, such proration will be adjusted between Purchaser and Seller to reflect such actual ad valorem taxes. Purchaser or Seller (as applicable) will pay the amount of such adjustment within 30 days after delivery by one party to the other party of a written calculation of such adjustment, with copies of the actual ad valorem tax bills. The provisions of this Section 3.05 will survive each Closing.

4. FEASIBILITY PERIOD.

4.01 SUBMISSION ITEMS.

(a) Within 5 days after the Effective Date, Seller will make available to Purchaser (to the extent in Seller’s possession or control), for Purchaser’s review and approval, the following items for the Subdivision (collectively, the “Submission Items”):

(i) the preliminary plat for the Subdivision;

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(ii) Geotechnical and soil reports;

(iii) Existing Environmental Reports (hereinafter defined); and

(iv) evidence of the availability of water and sanitary sewer service to the Subdivision in sufficient capacity to serve all the Lots.

(v) construction plans for the Subdivision (including, without limitation, the utility plans, drainage plans, detention plans and street plans);

(vi) Drainage Plan for the Subdivision; and

(vii) if applicable, the plans (collectively, the “Common Area Plans”) for fencing, screening, entryway, signage and amenities (collectively, the “Common Area Improvements”).

4.02 PURCHASER’S FEASIBILITY PERIOD. Commencing on the later of (i) the date this Contract is executed by Seller and (ii) the date this Contract is executed by Purchaser and continuing until thirty (30) days after the Effective Date (the “Feasibility Period”), Purchaser, at its expense, may conduct a feasibility study of the Property (including, without limitation, architectural, geotechnical, environmental, marketing, engineering and financial feasibility studies) to determine whether or not the Property is suitable to Purchaser, provided that such operations are conducted in such a manner as to not permanently damage the Property, and if damage is done, Purchaser will repair and restore the same to its former condition at Purchaser’s expense. This obligation shall survive the termination of this Contract. In the event the feasibility study indicates, in Purchaser’s sole judgment and discretion, that the Property is suitable to Purchaser, Purchaser will send written notice (the “Notice to Proceed”) to Seller on or before the expiration of the Feasibility Period evidencing Purchaser’s election not to terminate this Contract. If (a) Purchaser fails to send Seller the Notice to Proceed on or before the last day of the Feasibility Period, or (b) if Purchaser sends to Seller a notice terminating this Contract prior to the expiration of the Feasibility Period, this Contract will terminate. In the event of such termination, a [***] portion of the Initial Earnest Money will be disbursed to Seller as independent consideration for the execution of this Contract (the “Independent Consideration”), the balance of the Initial Earnest Money will be returned to Purchaser, and Seller and Purchaser will have no further obligation to each other except as otherwise expressly stated herein. Additionally, in the event of an automatic termination because Purchaser does not send a Notice to Proceed, Seller will within 2 business days after such automatic termination send written instructions to the Title Company to release the Initial Earnest Money (except for the Independent Consideration) to Purchaser. In the event Seller fails to timely send such written instructions to the Title Company, Seller will indemnify Purchaser for any legal fees incurred by Purchaser to cause the Initial Earnest Money (except for the Independent Consideration) to be released to Purchaser.

4.03 CONDITION PRECEDENT TO CLOSING. Purchaser’s obligation to close the purchase of the Lots is expressly conditioned upon Substantial Completion of the Lots. However, Purchaser may continue with the Closing on any Lot or Lots prior to Substantial Completion of the Lots, and Seller agrees that any such Closing will not be deemed a waiver of the Substantial Completion requirements for the applicable Lots. Seller agrees to sell any Lots prior to Substantial Completion upon request of Purchaser. Seller will continue to have the full responsibility to perform Substantial Completion with respect to Lots which have and have not been closed.

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4.04 PURCHASER’S SIGNAGE. Seller hereby agrees to provide Purchaser the right to erect signage that complies with the Deed Restrictions on the Lots and in the common areas of the Subdivision for Purchaser’s use in connection with the marketing of its residences on the Lots effective as of the Effective Date. During the Feasibility Period, Purchaser and Seller will reasonably agree upon the actual locations within the common areas of the Subdivision on which Purchaser may erect its signage. To the extent that approval of signage is required under the Deed Restrictions for Purchaser to erect any such signage on any of the common areas within the Subdivision, Seller agrees to cause such approvals to be provided prior to the expiration of the Feasibility Period. Any such signage contemplated by this Section 4.04 will be subject to Purchaser obtaining approval by any governmental authority with jurisdiction.

5. REMEDIES.

5.01 SELLER’S REMEDIES. If Purchaser fails to perform its obligations under this Contract for any reason other than Seller’s default, which default is not cured within 10 days after Seller’s delivery of written notice to Purchaser specifying the nature of the default, Seller will be entitled, as Seller’s sole and exclusive remedies, to (i) waive the contractual obligations of Purchaser in writing; (ii) extend the time for performance by such period of time as may be mutually agreed upon in writing by the Parties hereto; or (iii) terminate this Contract as to all unpurchased Lots and receive the Earnest Money then on deposit as liquidated damages for such default and not as a penalty, in which event the Parties will be released herefrom and have no further rights, obligations, or responsibilities hereunder. Seller’s extension of the time for Purchaser’s performance pursuant to clause (ii) above will not constitute an election of remedies and will not prohibit Seller’s exercise of Seller’s other remedies set forth above in the event Purchaser fails to cure such breach prior to the expiration of such extension period.

5.02 PURCHASER’S REMEDIES. If Seller fails to perform its obligations under this Contract for any reason other than Purchaser’s default, which default is not cured within 10 days after Purchaser’s delivery of written notice to Seller specifying the nature of the default, Purchaser will be entitled, as Purchaser’s sole and exclusive remedies, to (i) waive the contractual obligations of Seller in writing; (ii) extend the time for performance by such period of time as may be mutually agreed upon in writing by the Parties hereto; (iii) terminate this Contract and receive a return of the Earnest Money then on deposit; or (iv) enforce specific performance of this Contract by Seller. Purchaser’s extension of the time for Seller’s performance pursuant to clause (ii) above will not constitute an election of remedies and will not prohibit Purchaser’s exercise of Purchaser’s other remedies set forth above in the event Seller fails to cure such breach prior to the expiration of such extension period.

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5.03 POST-CLOSING REMEDIES. It is the intent of Seller and Purchaser that no suit for damages may be brought with respect to any aspect of the transaction contemplated herein and the sole remedies of Seller and Purchaser are set out in Section 5.01 and Section 5.02, except however, that from and after each Closing, each party will have the right to pursue its actual damages against the other party (i) for a breach of any covenant or agreement contained herein that is performable after or that survives a particular Closing (including the indemnification obligations of the Parties contained this Contract, but excluding a failure to close Lots in accordance with Section 3.01), and (ii) for a breach of any representation or warranty made by the other party in this Contract. If no Closing occurs, each party will have its respective rights and remedies under Section 5.01 and Section 5.02, as applicable. In addition, if this Contract is terminated, each party will have all available remedies against the other party for a breach of the other party’s obligations contained in this Contract that are expressly provided herein as surviving the termination of this Contract. However, in no event will either party be liable for (and the Parties hereby waive all rights to) any speculative, consequential or punitive damages. In no event will this paragraph apply to the obligation to close any of the Lots, it being the Parties’ intent that only Section 5.01 and Section 5.02 apply to the failure to close any of the Lots.

6. COMMISSION. Seller and Purchaser each hereby agree to indemnify, defend and hold the other harmless from and against all liability, loss, cost, damage, or expense (including but not limited to attorneys’ fees and costs of litigation) which the other party suffers or incurs because of any claim by a broker, agent, or finder claiming by, through, or under such indemnifying party, whether or not such claim is meritorious, for any compensation with respect to the entering into of this Contract, the sale and purchase of the Property, or the consummation of the transactions contemplated herein.

7. SUBSTANTIAL COMPLETION.

7.01 “Substantial Completion,” with respect to the Lots means the date that each and all of the requirements listed on Exhibit C attached hereto have been met and/or delivered, as applicable, to Purchaser, with respect to each of the Lots. Upon satisfying all requirements of this paragraph and Exhibit C, Seller will send written notice of the Substantial Completion of the Lots to Purchaser. Subject to the further provisions hereof, the date of Substantial Completion of the Lots will be the date of Seller’s written notice, accompanied by evidence of completion of each of the above items, provided that all requirements of Exhibit C have been met. The development of the Model Home Lot was completed by Seller in connection with the development of Lakes of Black Oak Section 1.

7.02 Seller will use Seller’s good faith efforts to achieve the Substantial Completion of the Lots by the date which is ninety (90) days after the Effective Date. If Seller has not achieved Substantial Completion for the Lots by the date which is One Hundred and Fifty (150) days after the Effective Date, Purchaser will have the right, at Purchaser’s sole discretion, to terminate this Contract or Purchaser may extend the date for Seller’s achievement of Substantial Completion for one or more periods to the date that is not later than twelve (12) months after the Effective Date, after which Purchaser may, as its sole remedy, terminate this Contract. If Purchaser chooses to terminate the Contract, then Purchaser will be entitled to the immediate return of the Earnest Money and neither party shall have any further obligations hereunder except for the obligations which by their terms expressly survive the termination of this Contract.

7.03 Purchaser shall inspect the Lots within ten (10) days after its receipt of Seller’s notice of the Substantial Completion of the Lots. In the event Purchaser believes that any matters required for Substantial Completion have not been completed, Purchaser shall notify Seller of such belief and Seller shall promptly satisfy Purchaser’s legitimate objections to cause Substantial Completion of the Lots in compliance with the provisions hereof. In such event, the Lots shall be Substantially Complete and Substantial Completion shall have occurred when Seller satisfies Purchaser’s legitimate objections.

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8. MORATORIUM. If any state, county, city, public school district, or governmental agency declares or effects any moratorium on the issuance of building permits for the construction of houses, or Certificates of Occupancy for those houses, or the purchase of sewer and/or water taps and/or public school attendance rights, which moratorium is applicable to the Property or any portion hereof, and, as a result of such moratorium, the state, county, school district, or any other governmental agency will not issue permits for the construction and/or purchase of sewer and/or water taps for houses to be erected upon the Property or Certificates of Occupancy for those houses, or will not permit attendance in the school district attendance zone in effect as of the Effective Date, then, in such event, Purchaser’s obligations to purchase Lots in accordance with the periods of Article 3 will abate. Upon the discontinuation of any such moratorium, the accrual of the closing periods will resume as of that date and continue as per the provisions of this Contract. If, however, such moratorium lasts longer than 90 days, Seller or Purchaser will each have the right, but not the obligation, to terminate this Contract. In the event of such termination by either Seller or Purchaser, the Earnest Money then on deposit will be refunded to Purchaser.

9. REPRESENTATIONS AND WARRANTIES OF SELLER.

9.01 In addition to the environmental representations in Section 14 hereof, Seller hereby makes the following representations and warranties, which will be true as of the Effective Date and also as of each Closing date, and which will survive each Closing:

(a) Seller has complied with, and has no knowledge of, any violation, condition, or any action which with the passing of time or giving of notice would be deemed a violation of any and all applicable laws, ordinances, regulations, statutes, codes, rules, orders, decrees, determinations, covenants, and restrictions relating to the Lots and every part thereof (hereinafter collectively referred to as the “Applicable Laws;

(b) There are no parties in possession of any portion of the Lots as lessees, tenants at sufferance, or trespassers;

(c) There is no pending or threatened litigation or condemnation proceeding affecting the Lots;

(d) There are no unpaid charges, debts, liabilities, claims, or obligations arising from the construction, occupancy, ownership, use, or operation of the Lots;

(e) Seller is not a “foreign person,” as defined in recent amendments to the Internal Revenue Code and, at or prior to each Closing contemplated under this Contract, agrees to provide to Purchaser an affidavit to that effect;

(f) At the time of each Closing, no developer-related charges or assessments for public improvements or otherwise which would have been made against the Lots will remain unpaid, including, without limitation, those for construction of sewer lines, water lines, storm drainage systems, electric lines, natural gas lines, streets (including perimeter streets), roads and curbs;

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(g) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas;

(h) Seller has good and indefeasible fee simple title to the Lots, free and clear of all liens, encumbrances and other matters except those set forth in the Title Commitment, and the Deed Restrictions. There are no parties other than Seller with any interest in the Property (marital, homestead, option, right of first refusal, leasehold or otherwise). No other signatures are required to make this Contract fully enforceable by Purchaser.

(i) Seller has full authority to execute this Contract and convey the Lots to Purchaser and execute and deliver the deed and such other documents, instruments, affidavits and certificates as are necessary or desirable to effectuate this transaction;

(j) Each Lot will be developed by Seller in compliance with all governmental ordinances, codes, development orders and regulations, including, but not limited to those relating to zoning, platting and subdivision regulations in effect as of each Closing; and

(k) The Property has access for pedestrian and vehicular traffic for ingress and egress from and to public roads as presented;

(l) To the best of Seller’s knowledge, the Property has not been used as a dumpsite or landfill and no construction debris or other debris (including, without limitations, rocks, stumps, or concrete) are buried upon the Property;

(m) To the best of Seller’s knowledge, there are no buried fuel tanks or underground storage tanks located on the Property, and no portion of the Property has ever been used for a service station or other business selling petroleum or petroleum products; and

(n) During the term of this Contract, Seller will not cause an amendment to the Deed Restrictions which would have a material adverse effect of Purchaser or the Lots without Purchaser’s prior written consent. Seller has disclosed to Purchaser that the Deed Restrictions require payment of assessments to the HOA by homebuilders at 50% of the assessment amount payable by homeowners and payment of a transfer fee upon the conveyance of lots.

9.02 If any of the representations or warranties contained in this Contract are untrue or incorrect, Seller will at all times before each Closing use Seller’s good faith best efforts to take such necessary action to make such representations or warranties true and correct. If any of the representations or warranties contained in this Contract are untrue or incorrect as of any Closing, Purchaser will be entitled, in addition to its other remedies hereunder, to either (i) terminate this Contract with respect to all of the Lots or, at Purchaser’s option, only the Lot(s) so affected, by written notice to Seller on or before the Closing date or (ii) elect to close under this Contract notwithstanding the failure of such representation or warranty, in which event the Closing will not be deemed a waiver by Purchaser of the failure of such representation or warranty, and Purchaser may recover from Seller any actual damages sustained by Purchaser in accordance with Section 5.03. If this Contract is terminated as to all of the Lots, the Earnest Money will be returned to Purchaser. Seller’s representations and warranties set forth in this Contract will survive each Closing, will not merge into the Deed to be delivered at each Closing and are deemed to be material to Purchaser’s execution of this Contract and Purchaser’s performance of its obligations hereunder.

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10. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller that Purchaser has the full right, power, and authority to purchase the Lots from Seller as provided in this Contract and to carry out its obligations hereunder; and all required action necessary to authorize Purchaser to enter into this Contract and to carry out its obligations hereunder has been or will have been taken prior to the Initial Closing Date.

11. NATURAL GAS. The contract Seller entered into with a natural gas utility company for the installation of natural gas mains to serve the Lots requires that all houses built on the Lots contain a minimum of two (2) natural gas appliances such as natural gas central heating and a natural gas water heater or that a non-utilization charge be paid to the natural gas company for each house without such appliances. Purchaser agrees that all houses constructed on the Lots shall contain at least two (2) natural gas appliances or Purchaser shall pay the non-utilization charge for each non-utilizing house.

12. PLAN APPROVAL. During the Feasibility Period, Purchaser may submit to Seller, acting on behalf of the architectural control committee (the “ACC”) for the Subdivision established under the Deed Restrictions as permitted by the Deed Restrictions, the master plans for each house design Purchaser intends to build in the Subdivision. Such plans shall be approved or disapproved by Seller during the Feasibility Period. If any plans are disapproved, Seller will specify in writing the modifications that would be required in order to obtain approval of the plans. Additional approvals of detailed plan and specifications by Seller or the ACC will be required later.

13. NOTICE. Any notice authorized, required, or permitted to be given hereunder will be deemed to have been given upon the depositing of such notice in the United States mail, postage prepaid, certified mail or registered mail, return receipt requested, and properly addressed to the party to be notified at the following address:

If to Seller:	150 CCM Black Oak, Ltd.
340 N. Sam Houston Pkwy E
Houston, Texas 77060
Attn: Shamar O’Bryant
Email:

With a copy to:	150 CCM Black Oak, Ltd.
4800 Montgomery Lane, Suite 210
Bethesda, Maryland 20814
Attn: Charles MacKenzie

and to:	Moe Chan
Ronald Wei

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If to Purchaser:	Davidson Homes, LLC
336 James Record Road
Huntsville, Alabama 55824
Attn: Chris Chew
Email:
Email:

With a copy to:	Davidson Homes, LLC
336 James Record Road
Huntsville, Alabama 55824
Attn: Deanna L. Dixon, VP Corporate Counsel
Email:

Any notice delivered by hand delivery or sent by overnight courier will be deemed received on the date of actual receipt. Notice given by facsimile will be effective upon transmission with machine generated confirmation of transmission. Any address for notice may be changed by 10 days’ prior written notice to the other party of such address change in the manner provided above. The Parties expressly acknowledge and agree that the Notice to Proceed may be transmitted by Purchaser to Seller by electronic scanning and e-mail or by facsimile. Delivery of the Notice to Proceed by any methods described above will also be valid.

14. ENVIRONMENTAL.

14.01 REPRESENTATION AND WARRANTY. Seller hereby represents and warrants to Purchaser that: (i) neither Seller nor, to Seller’s actual knowledge, any previous owner of the Property or any other person or entity has ever used, generated, processed, stored, disposed of, released or discharged any Hazardous Substance on, under, or about the Property or transported it to or from the Property, nor, to Seller’s actual knowledge, has any party ever alleged that any such activities have occurred; and (ii) to Seller’s actual knowledge, no use by Seller, any prior owner of the Property, or any other person, has occurred which violates or has been alleged by any party to violate any applicable Environmental Law, and the Property is not on any “Superfund” list under any applicable Environmental Law, nor is it subject to any lien related to any environmental matter. As used in this Contract, “Hazardous Substance” means all hazardous or toxic substances, wastes or materials, any pollutants or contaminates (including, without limitation, asbestos and raw materials which include hazardous constituents, radon and urea formaldehyde), and any other similar substances or materials which are included or regulated by any local, state, or Federal law, rule, or regulation pertaining to environmental regulation, contamination, clean-up or disclosure, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, as amended (collectively, “Environmental Laws”). In the event Seller has breached the representations and warranties in this paragraph, Seller will indemnify, defend and hold Purchaser, its successors and assigns, harmless from and against all fines and penalties and liabilities, including all foreseeable and unforeseeable consequential damages, any other damages, costs and losses, including reasonable attorneys’ fees, directly or indirectly and in whole or in part arising out of or attributable to Hazardous Substances existing beneath or on the surface of the Property on or prior to any Closing or the migration thereof within or from the Property at any time, whether before or after any Closing, including without limitation the cost of any remedial, removal, response, abatement, clean-up, investigative and monitoring costs, and any other related costs and expenses. Notwithstanding anything to the contrary contained herein, the representations and warranties in this paragraph will be deemed remade as to each Lot as of the Closing on each such Lot, and such representations and warranties and the indemnification provisions in this paragraph will survive Closing and will not be merged therein.

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14.02 EXISTING ENVIRONMENTAL REPORTS. Seller will, within 5 days after the Effective Date, provide to Purchaser copies of all reports, studies, and other materials which Seller possesses or controls which pertain to the environmental condition of the Property and the property Seller owns in the vicinity of the Property (collectively, the “Existing Environmental Reports”) in accordance with Section 4.01.

14.03 SUBSEQUENT ENVIRONMENTAL REPORTS. Purchaser’s obligation to close each Lot hereunder is expressly conditioned upon: (i) Purchaser’s receipt, at Purchaser’s expense, of an environmental engineering report (or reports), addressed to Purchaser, the form and content of which and the individual or firm preparing the report(s) being acceptable to Purchaser, presenting the results of an investigation of the Property, and such property in the vicinity of the Property, as may be appropriate in Purchaser’s discretion in light of the intended use of the Property, with regard to the existence, generation, processing, storing, disposal, release or discharge of any Hazardous Substances, from, on, under, about, or in the vicinity of the Property and Environmental Laws relating to Hazardous Substances affecting the Property, which investigation is commonly referred to as a “Category I,” “Phase I,” or “Level I” environmental audit (“Phase 1”), which report(s) have been prepared or updated to no more than 6 months prior to the later of (i) the date of Substantial Completion for the Lots to be closed at the Initial Closing or (ii) the Effective Date, and such further investigations and/or reports as Purchaser may require due to the results obtained in the Phase 1 (collectively, the “Subsequent Environmental Reports”); and (ii) Purchaser’s satisfaction with the results of the foregoing investigations(s) and report(s). In the event Purchaser is not satisfied with the results of such investigation(s) and report(s), Purchaser may terminate this Contract as to any or all of the Lots prior to the expiration of the Feasibility Period and, if terminated as to all the Lots, the Earnest Money will be returned to Purchaser. Purchaser’s obligation to close each Lot hereunder is expressly conditioned upon there having been no change in the condition of the Property or the property in the vicinity of the Property as such condition was reflected in such investigation(s) and report(s).

15. MISCELLANEOUS PROVISIONS.

15.01 Any covenant or agreement herein which contemplates performance after the time of Closing of the sale of any Lot pursuant hereto will not be deemed to be merged into or waived by the instruments of the respective Closing, but will expressly survive such Closing and be binding upon the Parties obligated thereby.

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15.02 The terms, provisions, warranties, representations, covenants, and agreements contained in this Contract will apply to, be binding upon, and inure to the benefit of, the Parties hereto and their respective legal representatives, successors, and permitted assigns. Purchaser may assign this Contract and any and all rights and obligations hereunder at any time to any person or entity controlling, controlled by, or under common control with Purchaser. For purposes of this Paragraph a person or entity shall control an entity, if it, directly or indirectly, holds a majority interest in the entity to be controlled. Any other assignment of this Contract by Purchaser requires Seller’s consent, which may be withheld in Seller’s sole discretion. Purchaser acknowledges that it is Seller’s policy to sell lots only to homebuilders who intend to construct residences for sale and who have been approved by Seller. To protect Seller in this regard, Purchaser hereby grants to Seller the exclusive right and option to repurchase any Lot or Lots which Purchaser intends to sell without constructing a residence for the per Lot purchase price paid to Seller by Purchaser.

15.03 Time is of the essence in the performance of this Contract.

15.04 The Parties will each cooperate with each other, their employees, and agents to facilitate the purchase of Lots by Purchaser under the terms and conditions herein set forth.

15.05 This Contract will be governed and interpreted under the laws of the State of Texas.

15.06 The paragraph headings used in this Contract are for convenience purposes only, and will not be used in the interpretation of this Contract.

15.07 All exhibits attached hereto are incorporated herein by reference and made a part of this Contract.

15.08 Failure of Purchaser or Seller to insist in any one or more instances upon the performance of any of the covenants, agreements, and/or conditions of this Contract, or to exercise any right or privilege herein conferred will not be construed as a waiver of any such covenant or condition.

15.09 This Contract contains the entire agreement between the Parties relating to the Property, and neither party will be bound by any verbal statement or agreement made heretofore. Except as otherwise expressly provided in this paragraph, this Contract may only be amended, modified or changed by a traditional written document properly executed by Seller and Purchaser. Such amendment may be transmitted by e-mail, facsimile, or other method permitted by the provisions for giving notice in this Contract.

15.10 If any items, terms, or provisions contained in this instrument are in conflict with any applicable federal, state, or local laws, this Contract will be affected only as to its application to such items, terms, or provisions, and will in all other respects remain in full force and effect.

15.11 In the event Seller or Purchaser breaches any of the terms, provisions, warranties, representations, covenants, or agreements contained in this Contract and Seller and Purchaser become involved in litigation with regard to breach hereof, the prevailing party will be entitled to be paid its reasonable attorneys’ fees.

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15.12 Nothing contained herein is intended to create, nor will it ever be construed to make, Seller and Purchaser partners or joint venturers.

15.13 This Contract may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Additionally, (i) the signature pages taken from separate individually executed counterparts of this Contract may be combined to form multiple fully-executed counterparts; and (ii) a facsimile signature or an electronically-scanned signature will be deemed to be an original signature for all purposes.

15.14 The provisions of this Contract are severable, and if any provision or part hereof or the application thereof to any person or circumstances will ever be held by any court of competent jurisdiction to be invalid or unconstitutional for any reason, the remainder of this Contract and the application of such provisions or part hereof to other persons or circumstances will not be affected thereby.

15.15 The term “Effective Date” as used herein means the last date upon which this Contract is fully executed by Seller and Purchaser. Upon its receipt of this Contract fully executed, the Title Company will sign and date the Acknowledgement of Title Company’s Receipt attached hereto.

15.16 Should the date for the giving of any notice, the performance of any act, or the beginning or end of any period provided for herein fall on a Saturday, Sunday or other legal holiday, such date will be extended to the next succeeding business day which is not a Saturday, Sunday or legal holiday.

15.17 Management District. Purchaser acknowledges that Seller has notified Purchaser that the Property is located within the boundaries of a municipal management district. Seller gives the following notice to Purchaser in accordance with Texas law:

“The real property, described herein, that you are about to purchase is located in the Southeast Regional Management District formerly named Harris-Montgomery Counties Management District (the “District”). The District has taxing authority separate from any other taxing authority, and may, subject to voter approval, issue an unlimited amount of bonds and levy an unlimited rate of tax in payment of such bonds. As of this date, the rate of taxes levied by the District on real property located in the District is $1.25 on each $100 of assessed valuation. The total amount of bonds, excluding refunding bonds and any bonds or any portion of bonds issued that are payable solely from revenues received or expected to be received under a contract with a governmental entity, approved by the voters and which have been or may, at this date, be issued is $200,000,000 for water, sanitary sewer and drainage purposes, $670,000,000 for road purposes, and $80,000,000 for parks and recreational facilities, and the aggregate initial principal amounts of all bonds issued for one or more of the specified facilities of the district and payable in whole or in part from property taxes is $13,375,000.00.

The District has the authority to adopt and impose a standby fee on property in the district that has water, sanitary sewer, or drainage facilities and services available but not connected and which does not have a house, building, or other improvement located thereon and does not substantially utilize the utility capacity available to the property. The District may exercise the authority without holding an election on the matter. As of this date, the most recent amount of the standby fee is $N/A because the District has not elected to impose a standby fee. An unpaid standby fee is a personal obligation of the person that owned the property at the time of imposition and is secured by a lien on the property. Any person may request a certificate from the district stating the amount, if any, of unpaid standby fees on a tract of property in the District.

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The District is located in whole or in part within the extra-territorial jurisdiction of the Cities of Houston, Tomball, Conroe and Cut and Shoot. By law, a district located within the extra-territorial jurisdiction of a municipality may be annexed if the municipality complies with the procedures and requirements of Chapter 43, Texas Local Government Code, as amended. When a district is annexed for full purposes, the district is dissolved.

The purpose of this District is to provide water, sewer, drainage, or flood control facilities and services and roads and parks within the District through the issuance of bonds payable in whole or in part from property taxes. The cost of these facilities is not included in the purchase price of your property, and these facilities are owned or to be owned by the District. The legal description of the property you are acquiring is as follows: See Exhibit A attached hereto and made a part hereof.”

At the Closing, Seller and Purchaser will execute a Notice to Purchaser instrument in the form required by law.

15.18 No Build for Rent Homes. Neither Purchaser nor an affiliate of Purchaser will construct a residence on a Lot and offer it for rent. In addition, unless otherwise approved by Seller, Purchaser will not enter into a sales contract with any buyer that has notified Purchaser that it is in the business of renting homes and intends to rent the residence purchased from Purchaser and Purchaser will not sell more than three (3) residences to a single purchaser. Seller has disclosed to Purchaser that an affiliate of Seller may purchase or construct homes for rental in the community in which the Lots are located.

15.19 Model Home. Purchaser will construct a Model Home to be used by Purchaser for marketing purposes on Lot 13 in Block 1 of Section 1 of Lakes of Black Oak Section 1 which is owned by Seller (the “Model Home Lot”) provided that Purchaser and Seller agree to a form of a fee build agreement for the construction of the Model Home by Purchaser during the Feasibility Period. At the time the residence on the Model Home Lot is complete, Seller and Purchaser shall agree on the terms of a lease of the Model Home by Seller to Purchaser and Seller shall lease the Model Home to Purchaser pursuant to the mutually agreed upon model home lease.

15.20 Sales Reports. Purchaser agrees to furnish Seller with monthly sales reports which indicate the number of prospective homebuyers visiting Purchaser’s houses, the number of home starts, the number of contracts signed by Purchaser with homebuyers, the number of houses sold by Purchaser and the sales price of such houses and other information as Seller may reasonably request.

[Signature Pages Immediately Follow]

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EXECUTED by the Parties hereto in multiple copies, each of which will be deemed to be an original, on the dates set forth below.

SELLER:	150 CCM BLACK OAK, LTD.,
a Texas limited partnership

By:	150 Black Oak GP, Inc.,
a Texas corporation
its general partner

By:
Name:
Title:

Date of Execution:

PURCHASER:	DAVIDSON HOMES, LLC,
an Alabama limited liability company

By:
Name:
Title:

Date of Execution:

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ACKNOWLEDGMENT OF TITLE COMPANY’S RECEIPT:

FIRST AMERICAN TITLE COMPANY

By:

Name:

Title:

Date of Receipt:

Exhibits:

Exhibit A:	Preliminary Plat
Exhibit B:	Form of Special Warranty Deed
Exhibit C:	Substantial Completion Obligations and Materials

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EXHIBIT B

Form of Special Warranty Deed

Exhibit B	1

EXHIBIT C

Substantial Completion Obligations and Materials

Exhibit C	1